Exhibit 5.1

August 18, 2015

Bar Harbor Bankshares

82 Main Street

Bar Harbor, Maine 04609

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 280,000 shares (the “Shares”) of Common Stock, par value $2.00 per share, of Bar Harbor Bankshares, a Maine corporation (the “Company”), that may be issued pursuant to the Bar Harbor Bankshares and Subsidiaries Equity Incentive Plan of 2015 (the “Plan”).

We have examined the Registration Statement and such documents and records of Bar Harbor Bankshares as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Our opinion set forth below is limited to the federal laws of the United States and the laws of the State of Maine.

Based upon and subject to the foregoing, we are of the opinion that the Shares that may be issued and sold, from time-to-time, by the Company pursuant to the Plan have been duly authorized and will be, when issued and sold in accordance with the provisions of the Plan validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ EATON PEABODY P.A.

EATON PEABODY P.A.